Exhibit 10.4

English Translation of
Agreement on GMP Cleaning Workshop Installation

Signing Date: May 26, 2010
Project Location: Silver Sea Road, Tianjin Jinghai Development Area
Tender: Tianjin Yayi Industrial Co., Ltd.(hereinafter referred to as Party A)
Address: No.9 Xingguang Road,Northen Industrial Park of Zhongbei Town, Xiqing District, Tianjin
Contractors: Tianjin Jinquan Co., Ltd. Tianjin Development Zone(hereinafter referred to as Party B)
Address: No. 109 Tianjin Unicom Building, Tianjin Economic and Technological Development Zone

The Parties have achieved mutual understanding through friendly negotiations in accordance with PRC Contract Law and other laws and regulations, regarding the following issues concerning the installation of equipment by Party B:

I.

Project overview

Cooperate with the equipment installation company to complete GMP cleaning construction for the site after the installation of central air-conditioning system and manufacturing equipment are completed, and obtain the GMP certification.

Project Location: Silver Sea Road, Tianjin Jinghai Development Area
Project Cost: ¥ 3,000,000 ; (RMB Three Million)
Commencement Date: June 15, 2010
Completion date: November 30, 2010
Payment: 2
(1) Cash (2) Check for transfer

II.

Party A shall examine and designate unloading location, which shall be safety guaranteed, for the construction materials at the entry of such materials provided by Party B. The safety of such materials shall be undertaken by both Parties. After the installation and trial by Party B, Party A shall sign and accept the installation with field examination.

III.

The installation, Trial and Acceptance:

1. Party B is responsible for the acceptance by GMP.

Both parties agreed that:

(1)

The engineering and construction personnel of Party B shall arrive at the construction site and commence construction prior to June 15, 2010.

(2)	The prophase covert construction shall be completed and accepted prior to October 1, 2010;

(3)

The installation and trial run shall be completed prior to November 1, 2010; the full central air-conditioning project should be completed and accepted at the same time of the completion of innovation. All required materials should be ready on the time agreed by the both parties.

2. The quality standard of such installation shall be in conformity with state and industry requirements, and the installation construction specifications provided by Party B and the supplier. Party B shall notify Party A of the acceptance at the day of construction completion, and Party A shall arrange for the examination of the construction within in three (3) days after the notification. The representatives of the Parties shall sign the acceptance certificates should the quality and content of the construction is confirmed as in conformity with the construction requirements. Party B shall provide the quality certificate of the products, quality certificate of the materials, certificate of guaranteed-repair of the products, routine operation specifications and malfunction consultation services. The installation shall be in conformity with the installation and type selection schemes proposed by Party B and approved by Party A. Under the circumstance that amendments to the aforesaid schemes is required, the Parties shall negotiate, and shall sign supplementary documents upon such issue should alteration of type is required.

IV.

Price and settlement period:

1.	The contract price shall be paid in the way agreed by the both parties.

2.	Payment

(1) Within 7 days after signing the agreement, Party A shall pay Party B RMB 1.5 million (RMB One Million and Five Hundred Thousand) as the first phase project payment, which accounts for 50% of the total contract value.

(2) After Party B’s materials arrive at the site and are accepted by Party A upon signature, within three (3) days Party A shall pay Party B RMB 1.05 million (RMB One Million and Fifty Thousand) as the second phase project payment, which accounts for 35% of the total contract value.

(3) Party A shall pay Party B the project balance due RMB 450,000 (RMB Four Hundred and Fifty Thousand) within three (3) days after the trial and acceptance of the Project. Party B duly possesses any and all legal entitlements regarding the materials and/or the air-conditioner products before Party A has duly paid all the fees.

V. Liability for breach of contract

1

Responsibilities of Party B:

1)	The representative Chen Yuanxing of Party B at the construction site shall be responsible for the work at the site.

2)

Unless otherwise provided and/or prior approved by Party A with written consent, under the circumstance that Party B fails to duly complete the work in accordance with this Agreement, Party B shall pay Party A the default of 1‰ of the total fee, while the amount of which shall not exceed 20% of the total construction fee. Under the circumstance that Party B fails to complete the construction within the time limit, Party A is entitled to terminate this Agreement, and Party B shall be liable for any damage of Party A thereof.

3)	Under the circumstance that Party B unjustly delay the installation, Party B shall pay 1‰ of the total fee, unless such delay is caused due to Party A’s fault.

4)	Party B is liable for any damage due to the inconsistency of quality.

2.	Responsibilities of Party A

1.	The representative Hu Haoyong of Party A at the construction site shall be responsible for the work at the site.

2.

Party A shall create conditions for the entry and construction by Party B, which includes vacating the sites and providing the hydropower facilities, within 7 days prior to the commencement of construction;

3.	Party A shall supply Party B with confirmed design drawings and installation construction list within 15 days prior to the commencement of construction.

4.	Under the circumstance that Party A terminates the Project halfway, Party A shall pay Party B 50% of the total fee as default.

5.	Under the circumstance that Party A fails to pay the construction fee in accordance with relative terms under this Agreement, Party A shall pay 1‰ of the total fee to Party B as default for each day of delay, while the amount of which shall not exceed 20% of the total construction fee. Under the circumstance that Party A fails to pay the relative fee within such time limit, Party B is entitled to terminate this Agreement, and Party A shall be liable for any damage of Party B thereof.

6.	Party A shall notify Party B regarding any change of the type of installation, and shall be liable for any cost, such as repeated transportation, storage, price differences, material lost and etc., thereof.

7.	The construction period of the Project may extend with the Parties’ consent and confirmation under the circumstance that the Project is delayed due to any of the following reasons:

(1)	change of construction quantity and/or of design;

(2)	force majeure;

(3)	shutdown caused by the delayed payment and/or stage acceptance by Party A; and/or

(4)	other circumstances under which the extension of construction period is approved by Party A.

VI.

Product Quality Liability and After Service Items

1. The warranty period of the Project is One (1) year from the date of acceptance.Under the circumstance that any repair is required due to product quality within the warranty period, Party B shall only require basic maintenance fee for the relative repair. Party B is entitled to the cost of replacing spare-part at the factory price should replacement of spare-part is required.

2. Party B shall provide lifelong compensable maintenance services for the user of air-conditioner after the expiry of the warranty period. The content and method of such services shall be stipulated under the specific willingly-entered agreements between the user and Party B.

VII.	Any incapacity of executing this Agreement due to force majeure is subject to the negotiation of the Parties.

VIII.

Dispute Resolution: Any disputes concerning the execution of this Agreement shall be negotiated by the Parties. Under the circumstance that the Parties fail to achieve mutual understandings in relation to such disputes, any Party is entitled to bring civil actions toward the people’s court of the plaintiff’s residency.

IX.	This Agreement came into force on the date of signing.

X.	Any design plan of the Project submitted by Party B and approved by Party A, specification of invoices and/or other documents shall be regarded as appendixes to this Agreement.

XI.

Any outstanding issue which has not been stipulated under this Agreement shall be subject to the negotiation of the Parties for supplementary. Any such supplementary shall be regarded as with the same validity of any other part of this Agreement.

XII.	The originals of this Agreement is provided in quadruplicates, with each Party holds two originals.

XIII.	Any appendix thereof shall be regarded part of this Agreement, and with the same validity as any other part of this Agreement.

Tender: Tianjin Yayi Industrial Co., Ltd.(Corporate Seal)
Contractors: Tianjin Jinquan Co., Ltd. Tianjin Development Zone(Corporate Seal)

Date: May 26, 2010